EXHIBIT 99.1

Advaxis, Inc. Approved by NASD

Thursday July 28, 2005, 10:00 EST

NASD Clears Company for Trading on Bulletin Board

Princeton, NJ, (BUSINESS WIRE) Advaxis, Inc. (OTCBB: ADXS), a Colorado corporation (“Company” or “Advaxis”), today announced that its common stock has been approved for listing on the Over the Counter Bulletin Board and is expected to commence trading under the symbol "ADXS" effective with the opening of the market on Thursday, July 28, 2005.

"The listing of our stock on the Over the Counter Bulletin Board market represents the completion of several steps we have taken to financially position the Company for future growth," said J. Todd Derbin, CEO of the Company. “Our institutional investors, financial advisors and other valued constituencies have encouraged us to obtain a bulletin-board listing for the advantages it affords the Company and its investors,” Mr. Derbin continued. “The listing provides the proper venue for attaining a higher level of corporate visibility, and allows investors to better assess Advaxis’ value in relation to its publicly-traded peers.”

About Advaxis:

Advaxis is based in Princeton, New Jersey. Advaxis focuses on commercializing the innovative vaccine technology developed by Dr. Yvonne Paterson in the Department of Microbiology at the University of Pennsylvania. Advaxis is developing therapeutic cancer vaccines that enhance the immune system’s cancer-fighting abilities. Advaxis, through its proprietary Listeria Monocytogenes based system, is utilizing two immunological mechanisms (Innate and Classical Immunity) to develop safer and more effective cancer vaccines. Advaxis is the exclusive licensee of a patented broadly enabling innate immunity platform technology, which is based on the usage of the attenuated bacteria Listeria Monocytogenes, that, when combined with classical antibody and cellular immune mechanisms, can elicit more effective anti-tumor responses. Advaxis’ lead vaccine candidate, Lovaxin C, targets cervical and head and neck cancers. Further vaccines in development target breast, ovarian and lung cancers.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contact:
J. Todd Derbin	Jennifer K. Zimmons, Ph.D.
CEO & President	Investor Relations
Advaxis, Inc.	Strategic Growth International
212 Carnegie Center	150 East 52nd St., 22nd Fl.
Princeton, NJ 08540	New York, NY 10021
(609) 497-7555	(212) 838-1444
derbin@advaxis.com	jzimmons@sgi-ir.com